UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive
offices, including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
Estimated Fourth Quarter and Full Year 2010 Results
     Based on preliminary data, we estimate that net sales, operating income and total throughput at our refinery and production at the nitrogen fertilizer plant for the fourth quarter and year ended December 31, 2010 were as follows:
•	We estimate that net sales for the fourth quarter ended December 31, 2010 were between $1,050.0 million and $1,200.0 million (compared to net sales of $921.9 million for the fourth quarter ended December 31, 2009).

•	We estimate that net sales for the year ended December 31, 2010 were between $3,980.0 million and $4,130.0 million (compared to net sales of $3,136.3 million for the year ended December 31, 2009).

•	We estimate that operating income for the fourth quarter ended December 31, 2010 was between $32.0 million and $38.0 million (compared to operating income of $19.6 million for the fourth quarter ended December 31, 2009).

•	We estimate that operating income for the year ended December 31, 2010 was between $90.0 million and $96.0 million (compared to operating income of $208.2 million for the year ended December 31, 2009).

•	We estimate that total average throughput (crude oil and all other feedstocks and blendstocks) for the fourth quarter ended December 31, 2010 was approximately 130,000 barrels per day, or bpd (compared to total average throughput of 125,966 bpd for the fourth quarter ended December 31, 2009).

•	We estimate that total average throughput for the year ended December 31, 2010 was approximately 123,000 bpd (compared to total average throughput of 120,239 bpd for the year ended December 31, 2009).

•	We estimate that the nitrogen fertilizer plant produced 69,900 tons of ammonia during the fourth quarter ended December 31, 2010, of which 37,700 net tons were available for sale, and the rest was upgraded to 77,800 tons of UAN. During the fourth quarter ended December 31, 2009, the plant produced 111,800 tons of ammonia, of which 39,300 net tons were available for sale, and the rest was upgraded to 176,600 tons of UAN.

•	We estimate that the nitrogen fertilizer plant produced 392,700 tons of ammonia for the year ended December 31, 2010, of which 155,600 net tons were available for sale, and the rest was upgraded to 578,200 tons of UAN. For the year ended December 31, 2009, the plant produced 435,200 tons of ammonia, of which 156,600 net tons were available for sale, and the rest was upgraded to 677,700 tons of UAN.
     Additionally, we estimate that the results as estimated above were unfavorably impacted by share-based compensation expense for 2010 as follows:
•	We estimate that share-based compensation expense on a pre-tax basis for the fourth quarter ended December 31, 2010 was between $26.5 million and $30.0 million (compared to a reversal of share-based compensation expense on a pre-tax basis of $16.6 million for the fourth quarter ended December 31, 2009).

•	We estimate that share-based compensation expense on a pre-tax basis for the year ended December 31, 2010 was between $35.0 million and $38.5 million (compared to share-based compensation expense on a pre-tax basis of $8.8 million for the year ended December 31, 2009).

     We believe our use of first-in/first-out (FIFO) accounting impacted the results estimated above as follows:
•	We estimate that FIFO accounting had a favorable impact on our operating income on a pre-tax basis of between $28.0 million and $31.0 million for the fourth quarter ended December 31, 2010 (compared to a favorable impact of $20.5 million for the fourth quarter ended December 31, 2009).

•	We estimate that FIFO accounting had a favorable impact on our operating income on a pre-tax basis of between $30.0 million and $33.0 million for the full year ended December 31, 2010 (compared to a favorable impact of $67.9 million for the year ended December 31, 2009).
     Because our financial statements for the fourth quarter ended December 31, 2010 and the year ended December 31, 2010 are not yet available, the fourth quarter and full year estimates included above are preliminary, unaudited, subject to completion, reflect our current best estimates and may be revised as a result of management’s further review of our results. During the course of the preparation of our consolidated annual financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
     The information in Item 2.02 of this Current Report on Form 8-K is being “furnished” and is not deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor is it deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: February 1, 2011

CVR Energy, Inc.
By:	/s/ Edward A. Morgan
Edward A. Morgan
Chief Financial Officer and Treasurer